Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2010 RESULTS

~ Company Updates Q2 Guidance ~

New York, New York — May 20, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 579 retail stores, today announced results for the first quarter ended May 1, 2010.  For the first quarter of fiscal year 2010, net sales were $237.0 million, as compared to $232.9 million for the first quarter of fiscal year 2009.  Comparable store sales for the first quarter of fiscal year 2010 increased 2.9%, compared to a decrease of 15.0% in the prior year first quarter.  Net loss from continuing operations for the first quarter of fiscal year 2010 remained flat compared to last year at $4.9 million, or $0.08 per diluted share.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated:  “Our first quarter results included positive comparable store sales and bottom line results which were consistent with our expectations.  During the quarter our efforts focused on driving sales with great ‘NY Style’ and value while continuing to improve our inventory position to maximize sales opportunities in key areas of our business.  Nevertheless, the retail environment remains highly promotional which put pressure on our merchandise margin versus the strong levels we achieved last year.”

During the quarter, the Company accomplished the following:

•                  Comparable store sales for the Company’s e-commerce store increased by more than 33% during the quarter, reflecting the success of the Company’s marketing programs.

•                  The Company successfully launched its new outlet store strategy opening five new stores.

•                  New York & Company’s important pant category achieved double-digit comparable store sales growth.

•                  New York & Company’s core accessories business continued to improve during the quarter and delivered positive comparable store sales.

•                  Selling, general and administrative expenses as a percentage of net sales declined by 60 basis points versus the prior year primarily as a result of the increase in comparable store sales.

•                  To maximize sales opportunities, the Company’s inventory per average store increased throughout the quarter with quarter-end inventory up approximately 10% compared to the prior year quarter-end.

•                  The Company opened six new stores, including five new outlet stores, and closed three stores, ending with 579 stores and 3.2 million selling square feet in operation.

•                  The Company ended the quarter with $23.2 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

“While our customers are shopping, they remain selective in their purchases and are responding to compelling promotions,” Mr. Crystal continued.  “As a result, in order to drive top-line sales in the second quarter we expect higher levels of promotional activity to increase traffic and conversion.  We are also planning additional markdowns in the event we need to aggressively clear some underperforming merchandise to position ourselves for the Fall season.  Therefore, while we expect to generate positive comparable store sales in the second quarter, we are expecting merchandise margins to deteriorate year-over-year.”

Outlook

The Company continues to plan for a challenging consumer spending environment in fiscal year 2010 and has planned promotional events accordingly.  Regarding expectations for the second quarter of fiscal year 2010, the Company provided the following:

•                  Comparable store sales for the second quarter of fiscal year 2010 are expected to be positive.

•                  Gross margins for the second quarter of fiscal year 2010 are expected to decline from the prior year’s levels reflecting the Company’s heightened promotional cadence.

•                  Selling, general and administrative expenses for the second quarter of fiscal year 2010 are expected to increase as a percentage of net sales versus the prior year primarily as a result of spending necessary to support increasing sales within the Company’s existing store base, as well as spending related to its growing e-commerce and outlet businesses.

•                  To focus on its core business, the Company expects to close five test accessories stores and incur charges of approximately $2.0 million to $2.5 million related to the termination of this test concept.  In addition to these charges, the concept is also expected to negatively impact the Company’s operating results by approximately $0.01 per diluted share in the second quarter, which is consistent with its impact on the Company’s operating results during the first quarter of this year.

•                  Given current business trends, the Company expects promotional activity to accelerate and now expects a loss per diluted share from continuing operations for the second quarter of fiscal year 2010 to be greater than the year-ago period.  This estimate excludes the aforementioned charges and expected operating results related to the test accessories concept.

•                  The Company plans to continue its investment in inventory and expects to end the Spring season with double-digit increases, including higher levels of inventory in the important pant category.

•                  Capital expenditures are expected to range between $10.0 million and $13.0 million for the second quarter of fiscal year 2010, as compared to $3.2 million in the same period of the prior year.  The Company plans to open 12 to 16 new stores, remodel three to seven existing locations, and close six to 10 stores, ending the first half of fiscal year 2010 with approximately 585 stores.

•                  The Company does not anticipate the need to use the credit facility during the second quarter of fiscal year 2010.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2010 results is scheduled for today Thursday, May 20, 2010 at 8:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial 800-922-9655, referencing conference ID number 99284177, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on May 27, 2010 and can be accessed by dialing 800-642-1687 and entering conference ID number 99284177 and pin: 1079.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully maintain our restructuring and cost reduction program; (iii) the current economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and e-commerce store at www.nyandcompany.com. The Company currently operates 579 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 1, 2010	% of net sales	Three months ended May 2, 2009	% of net sales
Net sales	$236,982	100.0%	$232,860	100.0%

Cost of goods sold, buying and occupancy costs	178,437	75.3%	174,008	74.7%

Gross profit	58,545	24.7%	58,852	25.3%

Selling, general and administrative expenses	67,248	28.4%	67,368	29.0%

Operating loss	(8,703)	(3.7)%	(8,516)	(3.7)%

Interest expense, net of interest income	186	0.1%	220	0.1%

Loss from continuing operations before income taxes	(8,889)	(3.8)%	(8,736)	(3.8)%

Benefit for income taxes	(4,030)	(1.7)%	(3,848)	(1.7)%

Loss from continuing operations	(4,859)	(2.1)%	(4,888)	(2.1)%

Income from discontinued operations, net of taxes	—	—%	3	—%

Net loss	$(4,859)	(2.1)%	$(4,885)	(2.1)%

Basic loss per share from continuing operations	$(0.08)		$(0.08)
Basic earnings per share from discontinued operations	—		—
Basic loss per share	$(0.08)		$(0.08)

Diluted loss per share from continuing operations	$(0.08)		$(0.08)
Diluted earnings per share from discontinued operations	—		—
Diluted loss per share	$(0.08)		$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	59,337		60,043
Diluted shares of common stock	59,337		60,043

Selected operating data for continuing operations:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	2.9%		(15.0)%
Net sales per average selling square foot (a)	$74		$71
Net sales per average store (b)	$410		$395
Average selling square footage per store (c)	5,523		5,595

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 1, 2010	January 30, 2010	May 2, 2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,176	$87,296	$31,080
Accounts receivable	24,184	9,447	18,593
Income taxes receivable	3,000	3,000	6,446
Inventories, net	133,172	87,059	122,935
Prepaid expenses	21,592	22,608	27,650
Other current assets	1,219	1,417	2,677
Current assets of discontinued operations	108	108	109
Total current assets	206,451	210,935	209,490

Property and equipment, net	180,834	187,079	209,556
Intangible assets	14,879	14,879	14,879
Deferred income taxes	22,632	22,637	15,025
Other assets	923	997	1,257
Total assets	$425,719	$436,527	$450,207
Liabilities and stockholders’ equity
Current liabilities:
Current portion – long-term debt	$6,000	$6,000	$6,000
Accounts payable	77,108	72,019	74,877
Accrued expenses	52,545	58,932	55,112
Income taxes payable	—	991	—
Deferred income taxes	3,361	4,774	1,925
Current liabilities of discontinued operations	265	265	268
Total current liabilities	139,279	142,981	138,182

Long-term debt, net of current portion	6,000	7,500	12,000
Deferred rent	71,455	72,020	75,543
Other liabilities	5,041	5,862	6,858
Total liabilities	221,775	228,363	232,583

Total stockholders’ equity	203,944	208,164	217,624
Total liabilities and stockholders’ equity	$425,719	$436,527	$450,207

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended May 1, 2010	Three months ended May 2, 2009

Operating activities
Net loss	$(4,859)	$(4,885)
Less: Income from discontinued operations, net of taxes	—	3
Loss from continuing operations	(4,859)	(4,888)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Depreciation and amortization	10,184	10,466
Amortization of deferred financing costs	54	54
Share-based compensation expense	485	464
Deferred income taxes	(1,408)	(223)
Changes in operating assets and liabilities:
Accounts receivable	(14,737)	(6,600)
Income taxes receivable	—	3,756
Inventories, net	(46,113)	(18,074)
Prepaid expenses	1,016	(3,040)
Accounts payable	5,089	6,446
Accrued expenses	(6,387)	(6,009)
Income taxes payable	(991)	—
Deferred rent	(565)	(305)
Other assets and liabilities	(626)	(552)
Net cash used in operating activities of continuing operations	(58,858)	(18,505)

Investing activities
Capital expenditures	(3,916)	(2,741)
Net cash used in investing activities of continuing operations	(3,916)	(2,741)

Financing activities
Repayment of debt	(1,500)	(1,500)
Proceeds from exercise of stock options	8	2
Excess tax benefit from exercise of stock options	146	23
Purchase of treasury stock	—	(476)
Net cash used in financing activities of continuing operations	(1,346)	(1,951)

Cash flows from discontinued operations
Operating cash flows	—	(4)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	—	(4)

Net decrease in cash and cash equivalents	(64,120)	(23,201)

Cash and cash equivalents at beginning of period (including cash at discontinued operations of $0 and $1, respectively)	87,296	54,281
Cash and cash equivalents at end of period (continuing operations only)	$23,176	$31,080